                                                                   Exhibit 10.22
Mr. Harry P. Kamen
910 Park Avenue
New York, NY 10021


Dear Mr. Kamen

Metropolitan Life Insurance Company ("MetLife") wishes to retain you as a consultant for a limited purpose for a period of one year, effective July 1, 1999. This letter sets forth the terms and conditions upon which we offer to retain you and, if it is acceptable by you, shall constitute our agreement with respect to such period.

During the period of the retainer, you will act as a consultant in connection with assisting the Chief Executive Officer of MetLife ("CEO") with respect to enhancing the value of MetLife's international insurance activities by pursuing a license for MetLife in China. Any assignments will be agreed to by you and the CEO prior to commencement of such assignment. You shall provide a work plan for each assignment, including the number of days you expect to devote to each assignment.

For service under this agreement, we will pay you for services actually rendered on a specific assignment up to an aggregate amount of $50,000. The hourly and daily rates shall be mutually agreed upon by you and the CEO prior to commencement of any assignment, based upon the nature of such assignment. Amounts payable hereunder shall not be reduced because of any fees you receive as a director of MetLife or as a director of any publicly traded affiliate of MetLife. It is understood that you will continue to serve as a director of Banco Santander and of Nvest for as long as you, the CEO and such companies mutually agree.

Your relationship with MetLife will be that of an independent contractor and not that of an employee and you will be free to control your own time and method of work. It is understood that you will not be entitled to nor be eligible for any benefits or privileges given or extended by MetLife to its employees other than those to which you are entitled by virtue of your prior employment with MetLife.

We will provide you, at no charge to you, with an office and secretarial support at 200 Park Avenue, as well as a car for use in connection with your consulting assignment. In addition, we will reimburse you for your reasonable and necessary out-of-pocket expenses incurred on our behalf during the period. You will submit appropriate documentation with respect to your assignments and expenses in accordance with MetLife's customary procedures.

This agreement shall not prevent you from undertaking consultative or other work for other clients provided that such matters will not interfere with the performance of your services hereunder nor involve possible conflicts with the interests of MetLife. You will consult with the CEO before undertaking any such other work and will abide by our judgment as to whether it would violate the spirit of this agreement. None of your present directorship or other positions now constitute such a conflict.

This agreement may be terminated by MetLife or by you at any time upon ten days' notice to the other party and shall be automatically terminated in the event of your death or a disability preventing you from carrying out your assignments hereunder for a period of 30 days.

If the foregoing terms are agreeable to you, please sign the enclosed copy hereof and return it to me.

Sincerely


/s/ Robert H. Benmosche

Robert H. Benmosche
Chairman of the Board
 and Chief Executive Officer

September 28, 1999

I accept the foregoing offer:

/s/ Harry P. Kamen
----------------------------
Harry P. Kamen